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MyoKardia, Inc.

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Driven by the Heart Strategic Focus We are using a precision medicine approach to identify patient subgroups whose shared disease characteristics make them most likely to benefit from our targeted therapeutic candidates. To Our Shareholders, April 24, 2019 Since our founding six years ago, all of us at MyoKardia have been focused on the pursuit of a vital mission: to improve the lives of people with serious cardiovascular disease. 2018 saw significant progress toward that aim. Our pipeline today includes five programs addressing several serious cardiovascular disorders with therapies discovered by MyoKardia scientists that specifically target their underlying cause – a hallmark of MyoKardia’s strategy. Two of these programs are advancing in the clinic with a third on the way. 2018 also saw us consolidate global rights to our pipeline, an important milestone towards building a fully integrated biopharmaceutical company with a world-leading precision cardiovascular pipeline that we fully own and control. In 2018, we started a total of six clinical trials for our two most advanced programs, mavacamten and MYK-491. And, at our October R&D Day, we unveiled three emerging preclinical programs: MYK-224, ACT-1, and LUS-1. We started the pivotal Phase 3 EXPLORER-HCM trial of mavacamten for the potential treatment of patients with symptomatic, obstructive hypertrophic cardiomyopathy (oHCM) getting one step closer to registration of our first potential product. Enrollment of EXPLORER-HCM will be completed in 2019 with data from the trial expected to be available in the second half of 2020. Last year we also launched a long-term extension study (MAVA-LTE), which will follow HCM patients for up to two years. We expect data from the MAVA- LTE clinical trial, along with results of the EXPLORER-HCM trial, to round out the registration submission for mavacamten for the treatment of oHCM. Supplementing the registration program is our PIONEER open-label extension (PIONEER-OLE) study for patients who had participated in our Phase 2 PIONEER-HCM trial to be provided with continued access to mavacamten treatment. Interim data readouts of PIONEER-OLE at 12 and 24 weeks showed that treatment with mavacamten eliminated obstruction of the left ventricular outflow tract (LVOT), while preserving ejection fraction at or above normal levels in all patients. With their gradient eliminated, the vast majority of PIONEER-OLE patients became asymptomatic as measured by New York Heart Association classification. The study also generated evidence that the heart structure and function was returning to normal – a remarkable finding we will continue to monitor. We plan to report 12-month results from the PIONEER- OLE study in 2019 and expect additional readouts at future time points. Translational Research We are growing our pipeline based on a cycle of learning, applying the data generated from clinical and preclinical studies to our pursuit of new therapeutics and indications. Disease Leadership Our commitment to disease leadership includes close collaboration with clinicians, researchers, patients and advocates so that together we may increase our shared understanding of the biological underpinnings of disease, the burden of disease, and the current treatment landscape. 333 Allerton Avenue, South San Francisco, CA 94080 • +1.650.351.4705 • myokardia.com

2018 also saw increasing clinical and preclinical evidence that mavacamten may improve left ventricular relaxation and compliance during diastole, or the period between each heartbeat. Of the six million heart failure patients in the U.S., half are estimated to suffer from problems with diastolic dysfunction, where the left ventricle is unable to adequately fill with oxygenated blood. Diastolic dysfunction is also a primary driver of non-obstructive hypertrophic cardiomyopathy (nHCM). Currently there are no therapeutic treatment options available for patients with nHCM. Last year, we initiated the MAVERICK-HCM trial, a Phase 2 dose-ranging study of mavacamten in nHCM patients. We are encouraged by the consistent data supporting mavacamten’s effect on diastole, and we expect to learn a great deal more when topline results from the MAVERICK-HCM study become available in the second half of 2019. That data will in turn inform our development programs for emerging candidates, such as MYK-224, which is headed into clinical testing for HCM in the first half of 2019, and LUS-1, the first known compound to specifically target impaired cardiac relaxation. We plan to develop LUS-1 for targeted subgroups of patients with diseases of diastolic dysfunction. This cycle of learning is an important part of our R&D approach. Our learnings from mavacamten in oHCM have helped de-risk it in a second indication, nHCM, as well as potentially opening up opportunities to address diseases of diastolic dysfunction while inspiring the discovery of new therapeutic candidates, MYK-224 and LUS-1. The cycle of learning is also evident in the development of our novel activator compounds, MYK-491 and ACT-1. In 2018 we reported data from our Phase 1 single-ascending dose studies of MYK-491 in healthy volunteers and dilated cardiomyopathy (DCM) patients, showing that MYK-491 increased cardiac contractility and stroke volume without discernible changes in the ability of the heart to fill during diastole. We advanced MYK-491 into a Phase 2a multiple-ascending dose study in patients with reduced systolic function, and we look forward to topline data from that trial in the second half of 2019. In parallel, we will also be applying our translational research know-how to the ACT-1 program, introduced in 2018. ACT-1 is a novel cardiac muscle activator for the treatment of genetic DCM that we hope to advance into clinical studies at the end of 2020 or early 2021. 2018 has set in motion what we expect to be another great year of progress in 2019 as we complete enrollment of our EXPLORER-HCM and MAVERICK-HCM studies; report new data from our PIONEER-OLE study of mavacamten in oHCM patients, the Phase 2 MAVERICK-HCM trial of mavacamten for nHCM, and the Phase 2a trial of MYK-491 in systolic heart failure; and advance our third clinical program, MYK-224 for HCM, into clinical studies. In addition to these clinical milestones, in 2019, we’ll deepen our platform, expand our portfolio of therapies and prepare for mavacamten’s potential registration. We are now a pre-commercial stage company, with the Phase 3 EXPLORER-HCM data rapidly approaching, and we are focused on building world-class capabilities in order to fulfill our mission for patients. The past twelve months saw us add to our leadership team and establish a global clinical development organization, and in 2019 we will continue to build our development, medical affairs, and commercial teams as we lay the groundwork for the successful launch of our first therapeutic. As we look ahead to all that we expect to accomplish in less than two years leading to our first NDA filing, the energy here is palpable. Our entire MyoKardia team is driven by our mission and united in our core values. We have the opportunity to do something transformational – for our company, for the medical community and for patients. We take this responsibility seriously and will keep you updated on the many milestones to come. Thank you for your consistent support of our company and our mission. Tassos Gianakakos President and CEO, MyoKardia